Exhibit 99.1
November 3, 2003




Dear Shareholder:

The third quarter of 2003 was a solid quarter for your Corporation in several respects. The National Bank of Indianapolis reached a new high in total assets of $794 million at September 30 compared to total assets of $716 million at September 30 last year. The resulting growth of $78 million in total assets continues to exceed our expectations.

Your Corporation also posted a record third quarter with respect to profitability. In the third quarter of 2003, The National Bank of Indianapolis earned a profit of $1,295,000 or $0.51 per fully diluted share compared to $1,277,000 in the third quarter last year. For the first nine months of this year, income totaled $3,798,000 or $1.51 per share compared to $3,307,000 or $1.37 per share for the same nine month period last year. Management believes that the Corporation is well on its way to achieving record profitability in 2003.

The third quarter performance was due in large part to continued growth of loans, deposits, and Wealth Management assets. Loans have grown $80 million or 16% over September 30 last year and now exceed $581 million. While our loan quality remains excellent, the overall banking industry continues to deal with loan quality problems as the economy slowly recovers from recession. Our reserve for loan losses now exceeds $7,800,000, which is substantial in light of our minimal loan loss experience. In the first nine months of 2003, we have experienced net loan losses of only $279,000.

Deposits have also shown excellent growth. Total deposits now exceed $619 million, up $87 million or 16% over September 30 last year. We believe that deposit growth in the banking industry continues to be helped by the uncertainty in the stock market and the flight to safety in deposit products.

Fee income was another major contributor to our third quarter profit. For the first nine months of 2003, the Bank generated fee income in excess of $6,185,000. Fee income is up 12% over last year. A critical component of our fee income performance is residential mortgage banking. Origination volume is at a record high. Also important to fee income is the Wealth Management Division. At September 30, total assets under administration in the Wealth Management Division reached $628 million. The Wealth Management Division continues to attract new trust, investment and retirement accounts each month.

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The share repurchase plan continues to be active. To date, the plan has purchased over 158,000 shares at prices up to $31.75. Also, please be aware that if you wish to use your appreciated National Bank of Indianapolis stock to make charitable contributions, the Repurchase Plan is allowed to repurchase the stock from the charitable organization. If you are interested in discussing the share repurchase plan, please call Morrie Maurer at 261-9600.

In summary, the first nine months of 2003 have been gratifying, particularly in light of today's economic and competitive challenges. We have enjoyed a record third quarter in spite of historically low interest rates, weak economic growth and many new competitors. As always, we appreciate the continued support of our shareholders and directors, and the dedication of our employees.

Sincerely,


/s/ Michael S. Maurer

Michael S. Maurer
Chairman of the Board



/s/ Morris L. Maurer

Morris L. Maurer
President and
Chief Executive Officer



/s/ Philip B. Roby

Philip B. Roby
Executive Vice President and
Chief Operating Officer




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